EXHIBIT 99.1

For Immediate Release

For more information:

Rex S. Schuette

Chief Financial Officer

(706) 781-2266

Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES THE PROMOTION OF
LYNN HARTON TO PRESIDENT OF UNITED COMMUNITY BANK

BLAIRSVILLE, GA -- January 28, 2014 -- United Community Banks, Inc. (NASDAQ: UCBI) (“United”) announced today that Lynn Harton, United’s executive vice president and chief operating officer has been named president along with his current title as chief operating officer of the company’s subsidiary bank, United Community Bank (“Bank”).

As president and chief operating officer, Harton will continue to focus on day to day operations of the Bank while working with other members of senior management regarding the strategic direction and expansion of the $7.4 billion holding company.

“Lynn has done a fabulous job for United,” stated Jimmy Tallent, United’s president and chief executive officer. “He understands our culture and values and has been an integral part in setting the company’s direction and goals with enthusiasm and energy. We are fortunate to have him on the team.”

Harton joined the company in 2012. His 30 years of experience also includes serving as president and chief executive officer of The South Financial Group, which was based in Greenville, South Carolina, and in executive positions at Regions Financial Corporation, Union Planters Corporation and BB&T Corporation.

“United Community Bank is an exceptional organization because of its people who provide the best customer service in the business,” Harton said. “I am honored to play a role in its continued growth and success, and fortunate to be able to work with Jimmy and the rest of an outstanding executive team.”

Over the past year United has reported improved earnings, having recently announced fourth quarter 2013 net income of $15.9 million, or 22 cents per share. The holding company also recently redeemed $180 million of preferred stock issued under the U.S. Treasury’s TARP Program without issuing additional equity and had its informal memorandums of understanding with the Bank and holding company terminated by the regulators. All of these milestones position United well for strategic expansion.

Harton is a graduate of Wake Forest University, where he earned a bachelor’s degree in business administration. He currently serves on the Board of Trustees of the Peace Center for the Performing Arts, the Greenville Museum Association Board, and the RMA Community Bank Counsel. He has also served on a number of financial boards and committees throughout his career, including the Palmetto Business Forum, RMA National Credit Risk Council, CBA National Small Business Banking Committee, and the Equifax Small Business Financial Exchange.

About United Community Banks, Inc.

Headquartered in Blairsville, United Community Banks, Inc. is the third-largest bank holding company in Georgia. United has assets of $7.4 billion and operates 102 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina, east Tennessee and western South Carolina. United specializes in providing personalized community banking services to individuals and small to mid-size businesses and also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United’s common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at United’s website at www.ucbi.com.